TRANSITION AGREEMENT

This Transition Agreement (the "Agreement") is made and entered into as of December 17, 2019 (the "Effective Date") by and between Tractor Supply Company, a Delaware corporation (the "Company"), and Gregory A. Sandfort ("Executive"). The Company and Executive are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

WITNESSETH:

WHEREAS, Executive serves as Chief Executive Officer of the Company;

WHEREAS, Executive and the Board of Directors of the Company (the “Board”) have agreed upon a mutually satisfactory and customary transition plan for Executive’s position, including the timing of Executive’s retirement, within the meaning of Section 4.3 of the Second Amended and Restated Employment Agreement entered into as of August 22, 2019, by and between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive and the Board have agreed that Executive shall continue to serve as Chief Executive Officer of the Company under the terms of the Employment Agreement until January 12, 2020;

WHEREAS, Executive and the Board have mutually agreed that Executive shall be employed by the Company in the position of Strategic Advisor (the “Employment Transition Period”) from January 13, 2020, until February 29, 2020 (the “Employment Termination Date”);

WHEREAS, it is the intention of Executive and the Board that Executive’s employment termination shall be deemed to be a “Retirement” pursuant to the first sentence of Section 4.3 of the Employment Agreement and that Executive shall be entitled to the compensation and benefits set forth in Section 4.3;

WHEREAS, Executive and the Board have mutually agreed that Executive shall serve as a Consultant to the Company (the “Consulting Transition Period”) during the period from March 1, 2020 to August 31, 2020 (the “Consulting Termination Date”);

WHEREAS, Executive hereby agrees, as requested by the Company, to assist in the orderly transition of duties to his successor during the Employment Transition Period and the Consulting Transition Period; and

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1
DUTIES AND RESPONSIBILITIES

1.1Strategic Advisor. During the Employment Transition Period, Executive shall serve in the position of Strategic Advisor. In such position, Executive shall serve as an advisor to his successor and the Board and shall assist in the transition of the responsibilities of his position to his successor. Executive expressly agrees that his service as Strategic Advisor shall not entitle him to resign for Good Reason and shall not constitute a termination without Cause (in each case as defined in the Employment Agreement) nor entitle him to any compensation or benefits under Section 4.6 or Section 4.7 of the Employment Agreement. For purposes of Section 409A of the Code (as defined herein), Executive's separation from service shall occur as of the Employment Termination Date, in accordance with Section 1.409A-1(h) of the Treasury Regulations. Unless the Board affirmatively determines in good faith that Executive has not complied with the terms of the transition plan in all material respects during the Employment Transition Period, Executive shall be entitled to the benefits provided to Executive upon his Retirement as provided in Section 4.3 of the Employment Agreement as of the Employment Termination Date.

1.2Consulting Duties. During the Consulting Transition Period, Executive shall continue to serve as an advisor to his successor and the Board and continue to assist in the transition of responsibilities to his successor, as reasonably requested by the Company. Executive agrees to make himself generally available during the Consulting Transition Period.

1.3Compliance with Law and Standards. Executive shall at all times comply with all applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of the Company of which Executive has knowledge.

1.4Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of his work for the Company, including past employment and with respect to the services to be provided hereunder during the Employment Transition Period and the Consulting Transition Period (collectively, the "Work Product"), will belong exclusively to the Company and will, to the extent possible, be considered a work made by Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Executive for hire for the Company, Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Executive may have in such Work Product. Upon the request of the Company, Executive will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Executive represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 1.4, the term "Company" also will include any existing or future affiliates of the Company.

SECTION 2
COMPENSATION

2.1Base Salary and Bonus. During the Employment Transition Period, Executive shall continue to receive his base salary that was in effect on the date of this Agreement. Executive shall also receive any bonus earned by Executive under the Company’s 2019 bonus plan and a pro rata portion of any bonus earned under the Company’s 2020 bonus plan through January 12, 2020. During the Consulting Transition Period, Executive shall receive a monthly consulting fee of $52,083.

2.2Equity Grants. Outstanding equity-based awards granted to Executive prior to the Effective Date shall vest in accordance with the Employment Agreement. No additional equity-based awards shall be granted following the Effective Date.

2.3No Additional Compensation. Executive acknowledges that, except as expressly provided in the Employment Agreement or this Agreement, Executive will not receive nor is he entitled to any additional compensation, severance or benefits.

2.4Expenses. The Company will reimburse Executive for all reasonable, documented expenses of types authorized by the Company and incurred by Executive in the performance of his duties hereunder. Executive will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time. To the extent that the reimbursement of expenses under this Section 2.5 or any other provision of this Agreement shall constitute deferred compensation under Section 409A of the Code, such expenses shall be reimbursed in accordance with Section 1.409A-3(i)(l)(iv) of the Treasury Regulations. For the avoidance of doubt, the amount of expenses eligible for reimbursement under this Section 2.5 in any given year shall not affect the expenses eligible for reimbursement in any other year.

SECTION 3
GENERAL PROVISIONS

3.1Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to its conflict of laws principle.

3.2Waiver of Breach; No Admission. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party. Nothing contained in this Agreement shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Company of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

3.3Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

3.4Entire Agreement: Amendments. This Agreement and the Employment Agreement constitute the complete and entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties. Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect through the Employment Termination Date on which date it shall terminate, provided that the provisions of the Employment Agreement which survive termination including but not limited to, Articles V, VI, VII and VIII of the Employment Agreement, shall continue in full force and effect. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

3.5Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

3.6Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Executive shall not assign his rights, duties or obligations hereunder.

3.7Notice. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To Executive at: Gregory A. Sandfort

To the Company at: Tractor Supply Company
5401 Virginia Way
Brentwood, TN 37027
Attention: General Counsel

3.8Withholding. All payments to Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

3.9Survival. The provisions of Sections 1.3, 1.4, 3.1, 3.2, 3.3, 3.7, and 4.11 hereof shall survive the termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.

3.10Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

3.11Section 409A. By accepting this Agreement, Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Executive hereunder. Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Section 409A of the Code that may occur in connection with this Agreement. The Parties agree that, to the extent applicable, this Agreement shall be interpreted and administered in accordance with Section 409A of the Code and that the Parties will cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

Notwithstanding any other provision of this Agreement to the contrary, to the extent any payments made under this Agreement are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no payments to be made under this Agreement following Executive's termination of employment shall be made unless Executive's termination of employment constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Executive is deemed at the time of his separation from service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of any payments upon Executive's separation from service to which Executive is entitled under this Agreement or otherwise is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall not be provided to Executive prior to the earlier of (x) the expiration of the six month period measured from the date of Executive's "separation from service" with the Company (as such term is defined in Section 1.409A-l(h) of the Treasury Regulations) or (y) the date of Executive's death. Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-l(i) of the Treasury Regulations and any successor provision thereto). It is intended that (i) each payment or installment of payments provided under this Agreement is a separate "payment" for purposes of Section 409A of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Sections 1.409A-l(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay) of the Treasury Regulations.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

TRACTOR SUPPLY COMPANY
By: /s/ C.T. Jamison

Name: Cynthia T. Jamison

Title: Director, Chairman of the Board

EXECUTIVE

/s/ Gregory A. Sandfort
Gregory A. Sandfort